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                Investment Advisory Agreement

     Agreement made this 18th day of September, 1995 by and between Morris Investment Management Services, Inc., having an office at 113 West Chestnut Street, West Chester, PA 19380, (the "Investment Manager") and Manor Investment Funds, Inc., (the "Client").

     The Client hereby retains the Investment Manager upon the terms and conditions set forth, and the Investment Manager hereby accepts said retention and agrees to perform the services herein mentioned upon said terms and conditions.

MANAGEMENT SERVICES
     The Fund hereby employs the Investment Advisor, for the period set forth in heading "DURATION" hereof, and on the terms set forth herein, to render investment advisory services to the Fund, subject to the supervision and direction of the Board of Directors of the Fund. The Investment Advisor hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation provided. The Investment Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

COMPENSATION OF INVESTMENT MANAGER
     As compensation for the services to be rendered to the Fund by the Investment Advisor under the provisions of this Agreement, the Fund shall pay to the Investment Advisor monthly a fee equal to one-twelfth of one per cent per month, (the equivalent of 1% per annum) of the daily average net assets of the Fund during the month. The first payment of fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect. The Investment Advisor will forgo all or a portion of its fees in order to hold the total expenses of the Fund to no more than 1.5% of averaged assets.

CONFIDENTIAL RELATIONSHIP
     All information and recommendations furnished by either party to the other shall at all times be treated in strictest confidence and shall not be disclosed to third persons except as may be required by law or except upon prior written approval of the other party to this agreement.

REGISTRATION OF INVESTMENT MANAGER
     Investment manager is a registered Investment Advisor under the Investment Advisors Act of 1940. The Manager shall not be considered a Trustee of any plan, and shall not have any other responsibilities for supervision, administration or operation of any plan or plan assets not assigned to the Investment Manager.

NON-EXCLUSIVE CONTRACT
     It is understood that the Investment Manager renders investment advisory service for other clients. Nothing in this agreement shall be deemed to impose upon the Investment Manager any obligation to purchase or sell or to recommend for purchase or sale, by or for the Client, any security or other property which the principals, employees, or affiliates of the Investment Manager may purchase or sell for their own accounts or which the Investment Manager may purchase or sell for other clients.

INTERESTED PERSONS
     It is understood and agreed that directors, officers, employees, agents, and shareholders of the Fund may be interested in the Investment Advisor as directors, officers, employees, agents and shareholders, and that directors, officers, employees, agents and shareholders or otherwise, and that the Investment Advisor, itself, may be interested in the Fund as a shareholder or otherwise. Specifically, it is understood and agreed that directors, officers, employees, agents and shareholders of the Investment Advisor may continue as directors, officers, employees, agents, and shareholders of the Fund; that the Investment Advisor, its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, any render underwriting services to the Fund, or to any other investment company, corporation, association, firm or individual. The Fund shall bear expenses and salaries necessary and incidental to the conduct of its business, including but not in limitation of the foregoing, the costs incurred in the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock (including issuance and redemption of shares); reports and notices to shareholders; expenses; and brokerage commissions, custodian fees, legal and accounting fees, taxes and Federal registration fees. Officers, employees and agents of the Investment Advisor who are, or may in the future be, directors and/or senior officers of the Fund shall receive no remuneration from the Fund for acting in such capacities for the Fund.
     In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the fund and Investment Advisor may share common facilities and personnel common to each other, with appropriate proration of expenses.

ASSIGNMENT
     This agreement may not be assigned by either party without written consent of the other.

LIABILITY/STANDARD OF CARE
     The Client agrees that the Investment Manager shall not be liable for any errors of judgment with respect to its investment decisions, provided it acts in good faith and has not acted with willful or reckless misconduct nor violated any applicable law.

ENTIRE AGREEMENT
     The Agreement and undertakings set forth herein constitute the entire agreement between the parties hereto with respect to the investment and management of the Client's account. No provision of this agreement may be waived, altered, or amended except by written agreement between the parties, executed by the Client and accepted by the Investment Manager.

DURATION
     This agreement shall continue in effect until September 15, 1996, and, thereafter, only so long as such continuance is approved at least annually by a votes of the majority of the Fund's Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, who are not parties to such agreement or interested persons of any such party.
     This agreement may be terminated at any time upon 60 days' prior written notice, without the payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund.

CONSTRUCTION
     Headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions in whole or in part, shall not affect any other provisions. This Agreement shall be constructed and interpreted under the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

Manor Investment Funds, Inc.
Morris Investment Management Services, Inc.


By: ____________________________________
By:___________________________________
       President
President

Attest: _________________________________         Attest:
________________________________